Fifth Third Announces Fourth Quarter 2020 Results
Reported diluted earnings per share of $0.78
Reported results included a negative $0.10 impact from certain items on page 2

Key Financial Data				Key Highlights

$ millions for all balance sheet and income statement items
	4Q20	3Q20	4Q19
–CET1 approx. 84 bps above target; positioned to initiate repurchases up to $180 million in 1Q21

–Solid credit quality, with stable NCOs and declines in NPAs; reserve coverage reflects improved macroeconomic environment and credit results

–Completed divestitures of property & casualty insurance and 401(k) recordkeeping businesses as well as facility exits to help deliver $200 million of annual expense savings

–Closed acquisition of Hammond Hanlon Camp LLC, expanding our healthcare advisory expertise

–Made $2.8 billion commitment to accelerate racial equity, equality and inclusion, including 4Q20 donation of $25 million

       4Q20 compared to 3Q20

–NII up 1%; Reported NIM stable, with ~8 bps expansion to underlying NIM excl. excess cash and all PPP impacts(f)

–Noninterest income up 9%, and up 16% excl. certain items(a) reflecting record commercial banking revenue

–Noninterest expense up 6% (up 3% excl. certain items and after impact of non-qualified deferred compensation(a)) reflecting strong business performance

Income Statement Data
Net income available to common shareholders	$569	$562	$701
Net interest income (U.S. GAAP)	1,182	1,170	1,228
Net interest income (FTE)(a)	1,185	1,173	1,232
Noninterest income	787	722	1,035
Noninterest expense	1,236	1,161	1,160

Per Share Data
Earnings per share, basic	$0.79	$0.78	$0.97
Earnings per share, diluted	0.78	0.78	0.96
Book value per share	29.46	29.25	27.41
Tangible book value per share(a)	23.28	23.06	21.13

Balance Sheet & Credit Quality
Average portfolio loans and leases	$109,362	$113,362	$109,787
Average deposits	158,626	155,911	126,116
Net charge-off ratio(b)	0.43%	0.35%	0.41%
Nonperforming asset ratio(c)	0.79	0.84	0.62

Financial Ratios
Return on average assets	1.18%	1.14%	1.72%
Return on average common equity	10.8	10.7	14.2
Return on average tangible common equity(a)	13.9	13.8	18.7
CET1 capital(d)(e)	10.34	10.14	9.75
Net interest margin(a)	2.58	2.58	3.27
Efficiency(a)	62.7	61.3	51.2

Other than the Quarterly Financial Review tables beginning on page 13, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

CEO Commentary

"Fifth Third delivered strong financial performance in 2020 despite the challenging operating environment brought on by the pandemic. We also delivered strong fourth quarter results, improving return metrics, and solid credit quality compared to the prior quarter. Our robust capital and liquidity levels further improved this quarter, indicative of our balance sheet strength which will serve us well this year and beyond.

Focused execution on our key strategic priorities and our disciplined approach to credit risk management continue to drive strong financial results while also generating improved outcomes for customers. As we recently announced, we have taken actions to drive efficiencies and improve the long-term profitability of the bank as we navigate the interest rate environment by streamlining our operations, including divesting less profitable businesses, while still investing in areas of growth and profitability.

We remain committed to generating sustainable long-term value for shareholders and anticipate that we will continue improving our relative performance as a top performing regional bank.

I am very proud of the way our employees have continually risen to the occasion in support of our customers and each other during these challenging times in our society. Fifth Third continues to be a source of strength for our customers and our communities, and we remain committed to equality, equity, and inclusion for all.”

         -Greg D. Carmichael, Chairman and CEO
Investor contact: Chris Doll (513) 534-2345 | Media contact: Ed Loyd (513) 534-6397 January 21, 2021

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	December	September	December
	2020	2020	2019	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,185	$1,173	$1,232	1%	(4)%
(Benefit from) provision for credit losses	(13)	(15)	162	(13)%	NM
Noninterest income	787	722	1,035	9%	(24)%
Noninterest expense	1,236	1,161	1,160	6%	7%
Income before income taxes(a)	$749	$749	$945	-	(21)%

Taxable equivalent adjustment	$3	$3	$4	—	(25)%
Applicable income tax expense	142	165	207	(14)%	(31)%
Net income	$604	$581	$734	4%	(18)%
Dividends on preferred stock	35	19	33	84%	6%
Net income available to common shareholders	$569	$562	$701	1%	(19)%
Earnings per share, diluted	$0.78	$0.78	$0.96	-	(19)%

Fifth Third Bancorp (NASDAQ®: FITB) today reported fourth quarter 2020 net income of $604 million compared to net income of $581 million in the prior quarter and $734 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $569 million, or $0.78 per diluted share, compared to $562 million, or $0.78 per diluted share, in the prior quarter and $701 million, or $0.96 per diluted share, in the year-ago quarter.

Diluted earnings per share impact of certain items - 4Q20

(after-tax impacts(g); $ in millions, except per share data)

Valuation of Visa total return swap (noninterest income)	$(23)
Net business acquisition and disposition charges[1]	(21)
Fifth Third Foundation contribution expense	(19)
Branch and non-branch real estate charges (noninterest expense)	(16)
COVID-19 related expenses(h)	(4)
Tax benefit due to one-time state tax adjustments	13
After-tax impact(g) of certain items	$(70)

Diluted earnings per share impact of certain items[2]	$(0.10)

[1]Includes a $12MM after-tax charge to noninterest expense and an $8MM after-tax charge to noninterest income; [2]Diluted earnings per share impact reflects 722.096 million average diluted shares outstanding; Note: totals may not foot due to rounding

Reported full year 2020 net income was $1.4 billion compared to full year 2019 net income of $2.5 billion. Full year 2020 net income available to common shareholders was $1.3 billion, or $1.83 per diluted share, compared to 2019 full year net income available to common shareholders of $2.4 billion, or $3.33 per diluted share. Full year 2019 results were impacted by approximately $900 million related to pre-tax revenue associated with Worldpay/FIS.

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	December	September	December
	2020	2020	2019	Seq	Yr/Yr
Interest Income
Interest income	$1,318	$1,332	$1,563	(1)%	(16)%
Interest expense	133	159	331	(16)%	(60)%
Net interest income (NII)	$1,185	$1,173	$1,232	1%	(4)%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	2.87%	2.93%	4.15%	(6)	(128)
Rate paid on interest-bearing liabilities	0.45%	0.51%	1.22%	(6)	(77)

Ratios
Net interest rate spread	2.42%	2.42%	2.93%	—	(51)
Net interest margin (NIM)	2.58%	2.58%	3.27%	—	(69)
Table in previous quarters disclosed NII and NIM excluding the impact of purchase accounting.
Compared to the prior quarter, NII increased $12 million, or 1%, reflecting lower core deposit and wholesale borrowing costs, approximately $10 million in accelerated PPP fees recognized upon loan forgiveness, and elevated investment portfolio prepayment penalty proceeds, partially offset by the impact of lower commercial loan balances and a decline in mortgage rates. Compared to the prior quarter, NIM was stable. Lower core deposit costs, accelerated PPP fees recognized upon loan forgiveness, elevated investment portfolio prepayment penalty proceeds, and lower CD balances were offset by the unfavorable impact of increased cash balances. Fourth quarter 2020 NIM was negatively impacted by approximately 56 bps due to the impact of PPP and excess liquidity compared to historical balances, compared to 48 bps in the prior quarter.
Compared to the year-ago quarter, NII decreased $47 million, or 4%, primarily reflecting lower market rates and lower commercial loan balances, partially offset by lower deposit costs, the favorable impact of previously executed cash flow hedges, and growth from PPP loans. Compared to the year-ago quarter, NIM decreased 69 bps, primarily reflecting the impact of elevated cash balances and lower market rates, partially offset by benefits from lower core deposit and wholesale borrowing costs, as well as the favorable impact of previously executed cash flow hedges.

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2020	2020	2019	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$146	$144	$149	1%	(2)%
Commercial banking revenue	141	125	127	13%	11%
Mortgage banking net revenue	25	76	73	(67)%	(66)%
Wealth and asset management revenue	133	132	129	1%	3%
Card and processing revenue	92	92	95	-	(3)%
Leasing business revenue	69	77	71	(10)%	(3)%
Other noninterest income	168	26	382	546%	(56)%
Securities gains, net	14	51	10	(73)%	40%
Securities losses, net - non-qualifying hedges
on mortgage servicing rights	(1)	(1)	(1)	-	-
Total noninterest income	$787	$722	$1,035	9%	(24)%

Reported noninterest income increased $65 million, or 9%, from the prior quarter, and decreased $248 million, or 24%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below. Reported results in the current quarter include securities gains, including approximately $13 million attributable to mark-to-market impacts related to non-qualified deferred compensation assets (more than offset by $19 million in noninterest expense).

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	December	September	December
	2020	2020	2019
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$787	$722	$1,035
Valuation of Visa total return swap	30	22	44
Net business dispositions charge	11	—	—
Branch and non-branch real estate charges	—	10	—
Gain recognized from Worldpay TRA transaction	—	—	(345)
Securities gains, net	(14)	(51)	(10)
Noninterest income excluding certain items(a)	$814	$703	$724

Compared to the prior quarter, noninterest income excluding certain items increased $111 million, or 16%. Compared to the year-ago quarter, noninterest income excluding certain items increased $90 million, or 12%.
Compared to the prior quarter, service charges on deposits increased $2 million, or 1%, reflecting an increase in consumer deposit fees. Commercial banking revenue increased $16 million, or 13%, primarily driven by increases in M&A advisory fees and loan syndication revenue, partially offset by lower corporate bond fees. Mortgage banking net revenue decreased $51 million, or 67%, primarily driven by lower origination fees and gains on loan sales resulting from a decrease in origination volumes, margin compression, the decision to retain certain mortgages originated during the quarter, and an unfavorable MSR net valuation adjustment. Current quarter mortgage originations of $3.9 billion decreased 13% compared to the prior quarter. Wealth and asset management revenue increased $1 million, or 1%, primarily driven by higher personal asset management revenue and brokerage fees, partially offset by lower institutional trust fees. Card and processing revenue was flat, as an increase in credit transaction volume was offset by higher rewards. Leasing business revenue decreased $8 million, or 10%, primarily driven by a seasonal decrease in business solutions revenue. Other noninterest income results were driven by the recognition of tax receivable agreement revenue of $74 million as well as private equity income.

Compared to the year-ago quarter, service charges on deposits decreased $3 million, or 2%, as a decline in consumer deposit fees was partially offset by an increase in commercial deposit fees. Commercial banking revenue increased $14 million, or 11%, reflecting an increase in M&A advisory fees and corporate bond fees, partially offset by lower loan syndication revenue. Mortgage banking net revenue decreased $48 million, or 66%, primarily driven by an unfavorable MSR net valuation adjustment and an increase in MSR decay resulting from higher prepayment speeds. Wealth and asset management revenue increased $4 million, or 3%, primarily driven by higher personal asset management revenue and brokerage fees. Card and processing revenue decreased by $3 million, or 3%, primarily reflecting lower commercial and consumer card spend volumes, partially offset by lower rewards. Leasing business revenue decreased $2 million, or 3%, primarily reflecting lower operating lease revenue. Other noninterest income results were driven by the recognition of tax receivable agreement revenue as well as private equity income.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2020	2020	2019	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$679	$637	$576	7%	18%
Net occupancy expense	98	90	84	9%	17%
Technology and communications	90	89	103	1%	(13)%
Equipment expense	34	33	33	3%	3%
Card and processing expense	31	29	33	7%	(6)%
Leasing business expense	37	35	36	6%	3%
Marketing expense	30	23	44	30%	(32)%
Intangible amortization expense	12	12	14	—	(14)%
Other noninterest expense	225	213	237	6%	(5)%
Total noninterest expense	$1,236	$1,161	$1,160	6%	7%

Reported noninterest expense increased $75 million, or 6%, from the prior quarter, and increased $76 million, or 7%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below.

Noninterest Expense excluding certain items
($ in millions)	For the Three Months Ended
	December	September	December
	2020	2020	2019
Noninterest Expense excluding certain items
Noninterest expense (U.S. GAAP)	$1,236	$1,161	$1,160
Fifth Third Foundation contribution	(25)	—	(20)
Branch and non-branch real estate charges	(21)	(9)	—
Business acquisition and merger-related charges	(16)	—	(9)
COVID-19 related expenses(h)	(5)	(5)	—
Restructuring severance expense	—	(19)	—
Noninterest expense excluding certain items(a)	$1,169	$1,128	$1,131
Table in prior quarters included the impact of intangible amortization
Compared to the prior quarter, noninterest expense excluding certain items increased $41 million, or 4%, primarily due to an increase in compensation and benefits expense reflecting strong business performance and the mark-to-market impacts of approximately $19 million in non-qualified deferred compensation expense in the current quarter compared to a $7 million expense in the prior quarter, partially offset by lower other noninterest expense. Compared to the year-ago quarter, noninterest expense excluding certain items increased $38 million, or 3%, primarily reflecting an increase in compensation and benefits expense, partially offset by lower marketing expense and other noninterest expense.

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2020	2020	2019	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$50,387	$54,004	$50,938	(7)%	(1)%
Commercial mortgage loans	10,727	11,069	10,831	(3)%	(1)%
Commercial construction loans	5,820	5,534	5,334	5%	9%
Commercial leases	2,932	2,966	3,384	(1)%	(13)%
Total commercial loans and leases	$69,866	$73,573	$70,487	(5)%	(1)%
Consumer loans:
Residential mortgage loans	$16,016	$16,618	$16,697	(4)%	(4)%
Home equity	5,315	5,581	6,147	(5)%	(14)%
Indirect secured consumer loans	13,272	12,599	11,281	5%	18%
Credit card	2,042	2,134	2,496	(4)%	(18)%
Other consumer loans	2,851	2,857	2,679	—	6%
Total consumer loans	$39,496	$39,789	$39,300	(1)%	—
Total average portfolio loans and leases	$109,362	$113,362	$109,787	(4)%	—

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$54	$55	$43	(2)%	26%
Consumer loans held for sale	2,048	1,196	1,156	71%	77%
Total average loans and leases held for sale	$2,102	$1,251	$1,199	68%	75%

Securities and other short-term investments	$70,954	$66,091	$38,326	7%	85%
Total average interest-earning assets	$182,418	$180,704	$149,312	1%	22%

Compared to the prior quarter, total average portfolio loans and leases decreased 4%, primarily driven by a decline in C&I and residential mortgage balances, partially offset by an increase in indirect secured consumer loans (predominantly indirect automobile). Average commercial portfolio loans and leases decreased 5%, reflecting lower C&I revolving line of credit utilization and term loan balances, as well as a decline in commercial mortgage loans, partially offset by growth in commercial construction balances. Average consumer portfolio loans decreased 1%, as lower residential mortgage and home equity balances were partially offset by higher indirect secured consumer loans.
Compared to the year-ago quarter, total average portfolio loans and leases were flat as growth in both indirect secured consumer loans and commercial construction loans were offset by declines in home equity and residential mortgage balances, as well as lower C&I balances impacted by lower revolving line of credit utilization. Average commercial portfolio loans and leases decreased 1%, due to a decline in C&I loan balances reflecting lower revolving line of credit utilization, and the expected decline in commercial leases, partially offset by PPP loans and growth in commercial construction loans. Average consumer portfolio loans were flat, as higher indirect secured consumer loans were offset by lower home equity, residential mortgage balances, and credit card balances.

Total period-end commercial portfolio loans and leases of $69 billion decreased $2 billion, or 3%, from the prior quarter, and decreased $1 billion, or 1%, from the year-ago quarter. The sequential decline reflected lower C&I revolving line of credit utilization and term loan balances in the current quarter. Period-end commercial revolving line utilization was 32%, compared to 33% in the prior quarter and 36% in the year-ago quarter. Period-end consumer portfolio loans were relatively stable compared to the third quarter, as continued growth in indirect secured consumer loans was partially offset by declines in residential mortgage and home equity balances. Period-end loans and leases held for sale increased $2.2 billion sequentially, primarily attributable to the purchase of $2.1 billion in government guaranteed loans related to GNMA early buyouts associated with CARES Act forbearance plans.

Average available-for-sale debt and other securities of $35.0 billion decreased 1% compared to the prior quarter and 1% compared to the year-ago quarter. Average other short-term investments (which includes interest-bearing cash) of $35.0 billion increased $5.2 billion compared to the prior quarter and increased $33.0 billion compared to the year-ago quarter.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2020	2020	2019	Seq	Yr/Yr
Average Deposits
Demand	$56,365	$50,414	$35,710	12%	58%
Interest checking	47,664	49,800	38,628	(4)%	23%
Savings	17,658	17,013	14,274	4%	24%
Money market	31,205	31,151	27,429	—	14%
Foreign office(i)	161	189	244	(15)%	(34)%
Total transaction deposits	$153,053	$148,567	$116,285	3%	32%
Other time	3,273	3,711	5,507	(12)%	(41)%
Total core deposits	$156,326	$152,278	$121,792	3%	28%
Certificates - $100,000 and over	2,300	3,633	4,072	(37)%	(44)%
Other deposits	—	—	252	NM	(100)%
Total average deposits	$158,626	$155,911	$126,116	2%	26%

Compared to the prior quarter, average core deposits increased 3%, driven by growth in demand and savings deposits, partially offset by declines in interest checking and other time deposits. Average demand deposits represented 36% of total core deposits in the current quarter compared to 33% in the prior quarter. Average commercial transaction deposits increased 3% and average consumer transaction deposits increased 2%.
Compared to the year-ago quarter, average core deposits increased 28%, reflecting double-digit growth in all deposit captions except other time and foreign office deposits. Average commercial transaction deposits increased 49% and average consumer transaction deposits increased 16%.
The period end loan-to-core deposit ratio was 69% in the current quarter, compared to 72% in the prior quarter and 89% in the year-ago quarter. Excluding PPP loans of $4.8 billion in the current quarter and $5.2 billion in the prior quarter, the period end loan-to-core deposit ratio was 66% in the current quarter, compared to 69% in the prior quarter.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2020	2020	2019	Seq	Yr/Yr
Average Wholesale Funding
Certificates - $100,000 and over	$2,300	$3,633	$4,072	(37)%	(44)%
Other deposits	—	—	252	NM	(100)%
Federal funds purchased	307	273	1,174	12%	(74)%
Other short-term borrowings	1,091	1,626	1,133	(33)%	(4)%
Long-term debt	15,018	16,230	14,860	(7)%	1%
Total average wholesale funding	$18,716	$21,762	$21,491	(14)%	(13)%

Compared to the prior quarter, average wholesale funding decreased 14%, driven by lower jumbo CD balances, as well as the full-quarter impact of debt redemption that occurred at the end of the third quarter. Compared to the year-ago quarter, average wholesale funding decreased 13%, reflecting decreases in jumbo CD balances and federal funds borrowings.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	December	September	June	March	December
	2020	2020	2020	2020	2019

Total nonaccrual portfolio loans and leases (NPLs)	$834	$891	$700	$647	$618
Repossessed property	9	7	4	10	10
OREO	21	33	43	52	52
Total nonperforming portfolio loans and leases and OREO (NPAs)	$864	$931	$747	$709	$680

NPL ratio(j)	0.77%	0.80%	0.61%	0.55%	0.56%
NPA ratio(c)	0.79%	0.84%	0.65%	0.60%	0.62%

Total loans and leases 30-89 days past due (accrual)	$357	$323	$381	$409	$364
Total loans and leases 90 days past due (accrual)	163	139	136	151	130

Allowance for loan and lease losses (ALLL), beginning	$2,574	$2,696	$2,348	$1,202	$1,143
Impact of CECL adoption	—	—	—	643	—
Total net losses charged-off	(118)	(101)	(130)	(122)	(113)
(Benefit from) provision for loan and lease losses	(3)	(21)	478	625	172
ALLL, ending	$2,453	$2,574	$2,696	$2,348	$1,202

Reserve for unfunded commitments, beginning	$182	$176	$169	$144	$154
Impact of CECL adoption	—	—	—	10	—
(Benefit from) provision for the reserve for unfunded commitments	(10)	6	7	15	(10)
Reserve for unfunded commitments, ending	$172	$182	$176	$169	$144

Total allowance for credit losses (ACL)	$2,625	$2,756	$2,872	$2,517	$1,346

ACL ratios:
As a % of portfolio loans and leases	2.41%	2.49%	2.50%	2.13%	1.23%
As a % of nonperforming portfolio loans and leases	315%	309%	410%	389%	218%
As a % of nonperforming portfolio assets	304%	296%	385%	355%	198%

ALLL as a % of portfolio loans and leases	2.25%	2.32%	2.34%	1.99%	1.10%

Total losses charged-off	$(154)	$(135)	$(163)	$(159)	$(152)
Total recoveries of losses previously charged-off	36	34	33	37	39
Total net losses charged-off	$(118)	$(101)	$(130)	$(122)	$(113)

Net charge-off ratio (NCO ratio)(b)	0.43%	0.35%	0.44%	0.44%	0.41%
Commercial NCO ratio	0.40%	0.33%	0.40%	0.32%	0.20%
Consumer NCO ratio	0.47%	0.40%	0.52%	0.66%	0.78%

Nonperforming portfolio loans and leases were $834 million in the current quarter, with the resulting NPL ratio of 0.77%. Compared to the prior quarter, NPLs decreased $57 million with the NPL ratio decreasing 3 bps. Compared to the year-ago quarter, NPLs increased $216 million with the NPL ratio increasing 21 bps.
Nonperforming portfolio assets were $864 million in the current quarter, with the resulting NPA ratio of 0.79%. Compared to the prior quarter, NPAs decreased $67 million with the NPA ratio decreasing 5 bps. Compared to the year-ago quarter, NPAs increased $184 million with the NPA ratio increasing 17 bps.

The benefit from credit losses totaled $13 million in the current quarter. The allowance for credit loss ratio represented 2.41% of total portfolio loans and leases in the current quarter, compared with 2.49% in the prior quarter and 1.23% in the year-ago quarter (under the incurred loss methodology). In the current quarter, the allowance for credit losses represented 315% of nonperforming portfolio loans and leases and 304% of nonperforming portfolio assets. The allowance for loan and lease losses ratio represented 2.25% of total portfolio loans and leases in the current quarter.
Net charge-offs were $118 million in the current quarter, with the resulting NCO ratio of 0.43%. Compared to the prior quarter, net charge-offs increased $17 million and the NCO ratio increased 8 bps. Compared to the year-ago quarter, net charge-offs increased $5 million and the NCO ratio increased 2 bps.

Capital Position
	As of and For the Three Months Ended
	December	September	June	March	December
	2020	2020	2020	2020	2019
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	11.34%	11.33%	11.30%	12.63%	12.58%
Tangible equity(a)	8.18%	8.09%	7.68%	8.41%	9.52%
Tangible common equity (excluding AOCI)(a)	7.11%	6.99%	6.77%	7.41%	8.44%
Tangible common equity (including AOCI)(a)	8.29%	8.31%	8.13%	8.65%	9.08%

Regulatory Capital Ratios(e)
CET1 capital(d)	10.34%	10.14%	9.72%	9.37%	9.75%
Tier I risk-based capital(d)	11.83%	11.64%	10.96%	10.56%	10.99%
Total risk-based capital(d)	15.08%	14.93%	14.24%	13.59%	13.84%
Tier I leverage	8.49%	8.37%	8.16%	9.37%	9.54%

Capital ratios remained strong this quarter. The CET1 capital ratio was 10.34%, the tangible common equity to tangible assets ratio was 7.11% excluding AOCI, and 8.29% including AOCI. The Tier I risk-based capital ratio was 11.83%, the Total risk-based capital ratio was 15.08%, and the Tier I leverage ratio was 8.49%. Certain capital ratios, including the Tier I leverage ratio, continued to be impacted by the increase in assets since the onset of the pandemic, predominantly from growth in 0% risk-weighted assets resulting from an increase in interest-bearing cash as well as PPP loans.
On December 18, 2020, the Federal Reserve announced results of the second round of stress tests under the 2020 Comprehensive Capital Analysis and Review (CCAR) process, and stated that it is extending the time period for notifying banks whether Stress Capital Buffer requirements will be recalculated through March 31, 2021. Additionally, the Federal Reserve announced it is authorizing CCAR banks to initiate share repurchases in the first quarter of 2021, subject to payout limits such that capital distributions consisting of common dividends and share repurchases cannot exceed average net income over the prior four quarters. Based on the four quarters of net income and common dividends ended the fourth quarter of 2020, Fifth Third has the capacity to execute up to approximately $180 million in share repurchases in the first quarter of 2021 (which includes approximately $20 million in repurchases to offset employee compensation issuances), which may be completed through an accelerated share repurchase agreement or open market repurchases.

Tax Rate
The effective tax rate was 19.1% compared with 22.1% in the prior quarter and 22.0% in the year-ago quarter. The tax rate in the current quarter reflected favorable one-time state tax adjustments of $13 million.
Conference Call
Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Us” then “Investor Relations”). Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address, which will be available for 30 days.
Corporate Profile
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of December 31, 2020, the Company had $205 billion in assets and operates 1,134 full-service Banking Centers, and 2,397 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2020, had $434 billion in assets under care, of which it managed $54 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”
Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP reconciliation beginning on page 26.
(b)Net losses charged-off as a percent of average portfolio loans and leases presented on an annualized basis.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(e)Current period regulatory capital ratios are estimated.
(f)Fourth quarter 2020 underlying NIM calculated by reducing average interest-earning assets approximately $32.5 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $5.1 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $41 million), resulting in an underlying NIM of approximately 3.14%; Third quarter 2020 underlying NIM calculated by reducing average interest-earning assets approximately $27.3 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $5.2 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $33 million), resulting in an underlying NIM of approximately 3.06%.
(g)Assumes a 23% tax rate.
(h)COVID-19 related expenses include incremental costs incurred for enhanced cleaning measures, personal protective equipment, and other supplies in response to the COVID-19 pandemic.
(i)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(j)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”). When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this document.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft, misappropriation or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies; and (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.
# # #

Quarterly Financial Review for December 31, 2020

Table of Contents

Financial Highlights	13-14
Consolidated Statements of Income	15-16
Consolidated Balance Sheets	17-18
Consolidated Statements of Changes in Equity	19
Average Balance Sheet and Yield Analysis	20-21
Summary of Loans and Leases	22
Regulatory Capital	23
Summary of Credit Loss Experience	24
Asset Quality	25
Non-GAAP Reconciliation	26-28
Segment Presentation	29

Fifth Third Bancorp and Subsidiaries
Financial Highlights				% / bps				% / bps
$ in millions, except per share data	For the Three Months Ended			Change		Year to Date		Change
(unaudited)	December	September	December			December	December
	2020	2020	2019	Seq	Yr/Yr	2020	2019	Yr/Yr
Income Statement Data
Net interest income	$1,182	$1,170	$1,228	1%	(4%)	$4,782	$4,797	—
Net interest income (FTE)(a)	1,185	1,173	1,232	1%	(4%)	4,795	4,814	—
Noninterest income	787	722	1,035	9%	(24%)	2,830	3,536	(20%)
Total revenue (FTE)(a)	1,972	1,895	2,267	4%	(13%)	7,625	8,350	(9%)
Provision for (benefit from) credit losses	(13)	(15)	162	(13%)	NM	1,097	471	133%
Noninterest expense	1,236	1,161	1,160	6%	7%	4,718	4,660	1%
Net income	604	581	734	4%	(18%)	1,427	2,512	(43%)
Net income available to common shareholders	569	562	701	1%	(19%)	1,323	2,419	(45%)

Earnings Per Share Data
Net income allocated to common shareholders	$567	$560	$696	1%	(19%)	$1,317	$2,398	(45%)
Average common shares outstanding (in thousands):
Basic	715,482	715,102	715,137	—	—	714,730	710,434	1%
Diluted	722,096	718,894	724,968	—	—	719,735	720,065	—
Earnings per share, basic	$0.79	$0.78	$0.97	1%	(19%)	$1.84	$3.38	(46%)
Earnings per share, diluted	0.78	0.78	0.96	-	(19%)	1.83	3.33	(45%)

Common Share Data
Cash dividends per common share	$0.27	$0.27	$0.24	—	13%	$1.08	$0.94	15%
Book value per share	29.46	29.25	27.41	1%	7%	29.46	27.41	7%
Market price per share	27.57	21.32	30.74	29%	(10%)	27.57	30.74	(10%)
Common shares outstanding (in thousands)	712,760	712,328	708,916	—	1%	712,760	708,916	1%
Market capitalization	$19,651	$15,187	$21,792	29%	(10%)	$19,651	$21,792	(10%)

Financial Ratios
Return on average assets	1.18%	1.14%	1.72%	4	(54)	0.73%	1.53%	(80)
Return on average common equity	10.8%	10.7%	14.2%	10	(340)	6.4%	13.1%	(670)
Return on average tangible common equity(a)	13.9%	13.8%	18.7%	10	(480)	8.4%	17.1%	(870)
Noninterest income as a percent of total revenue(a)	40%	38%	46%	200	(600)	37%	42%	(500)
Dividend payout	34.2%	34.6%	24.7%	(40)	950	58.7%	27.8%	3,090
Average total Bancorp shareholders' equity as a percent of average assets	11.34%	11.33%	12.58%	1	(124)	11.61%	12.14%	(53)
Tangible common equity(a)	7.11%	6.99%	8.44%	12	(133)	7.11%	8.44%	(133)
Net interest margin (FTE)(a)	2.58%	2.58%	3.27%	—	(69)	2.78%	3.31%	(53)
Efficiency (FTE)(a)	62.7%	61.3%	51.2%	140	1,150	61.9%	55.8%	610
Effective tax rate	19.1%	22.1%	22.0%	(300)	(290)	20.6%	21.6%	(100)

Credit Quality
Net losses charged-off	$118	$101	$113	17%	4%	$471	$369	28%
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.43%	0.35%	0.41%	8	2	0.42%	0.35%	7
ALLL as a percent of portfolio loans and leases	2.25%	2.32%	1.10%	(7)	115	2.25%	1.10%	115
ACL as a percent of portfolio loans and leases(g)	2.41%	2.49%	1.23%	(8)	118	2.41%	1.23%	118
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.79%	0.84%	0.62%	(5)	17	0.79%	0.62%	17

Average Balances
Loans and leases, including held for sale	$111,464	$114,613	$110,986	(3%)	—	$114,411	$107,794	6%
Securities and other short-term investments	70,954	66,091	38,326	7%	85%	58,277	37,610	55%
Assets	203,930	202,533	169,327	1%	20%	194,230	163,936	18%
Transaction deposits(b)	153,053	148,567	116,285	3%	32%	140,505	111,130	26%
Core deposits(c)	156,326	152,278	121,792	3%	28%	144,623	116,600	24%
Wholesale funding(d)	18,716	21,762	21,491	(14%)	(13%)	21,506	22,451	(4%)
Bancorp shareholders' equity	23,126	22,952	21,304	1%	9%	22,555	19,902	13%

Regulatory Capital Ratios(e)
CET1 capital(f)	10.34%	10.14%	9.75%	20	59	10.34%	9.75%	59
Tier I risk-based capital(f)	11.83%	11.64%	10.99%	19	84	11.83%	10.99%	84
Total risk-based capital(f)	15.08%	14.93%	13.84%	15	124	15.08%	13.84%	124
Tier I leverage	8.49%	8.37%	9.54%	12	(105)	8.49%	9.54%	(105)

Operations
Banking centers	1,134	1,122	1,149	1%	(1%)	1,134	1,149	(1%)
ATMs	2,397	2,414	2,481	(1%)	(3%)	2,397	2,481	(3%)
Full-time equivalent employees	19,872	20,283	19,869	(2%)	—	19,872	19,869	—
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 26.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Financial Highlights
$ in millions, except per share data	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2020	2020	2020	2020	2019
Income Statement Data
Net interest income	$1,182	$1,170	$1,200	$1,229	$1,228
Net interest income (FTE)(a)	1,185	1,173	1,203	1,233	1,232
Noninterest income	787	722	650	671	1,035
Total revenue (FTE)(a)	1,972	1,895	1,853	1,904	2,267
(Benefit from) provision for credit losses	(13)	(15)	485	640	162
Noninterest expense	1,236	1,161	1,121	1,200	1,160
Net income	604	581	195	46	734
Net income available to common shareholders	569	562	163	29	701

Earnings Per Share Data
Net income allocated to common shareholders	$567	$560	$162	$28	$696
Average common shares outstanding (in thousands):
Basic	715,482	715,102	714,767	713,556	715,137
Diluted	722,096	718,894	717,572	720,363	724,968
Earnings per share, basic	$0.79	$0.78	$0.23	$0.04	$0.97
Earnings per share, diluted	0.78	0.78	0.23	0.04	0.96

Common Share Data
Cash dividends per common share	$0.27	$0.27	$0.27	$0.27	$0.24
Book value per share	29.46	29.25	28.88	28.26	27.41
Market value per share	27.57	21.32	19.28	14.85	30.74
Common shares outstanding (in thousands)	712,760	712,328	712,202	711,306	708,916
Market capitalization	$19,651	$15,187	$13,731	$10,563	$21,792

Financial Ratios
Return on average assets	1.18%	1.14%	0.40%	0.11%	1.72%
Return on average common equity	10.8%	10.7%	3.2%	0.6%	14.2%
Return on average tangible common equity(a)	13.9%	13.8%	4.3%	1.0%	18.7%
Noninterest income as a percent of total revenue(a)	40%	38%	35%	35%	46%
Dividend payout	34.2%	34.6%	117.4%	675.0%	24.7%
Average total Bancorp shareholders' equity as a percent of average assets	11.34%	11.33%	11.30%	12.63%	12.58%
Tangible common equity(a)	7.11%	6.99%	6.77%	7.41%	8.44%
Net interest margin (FTE)(a)	2.58%	2.58%	2.75%	3.28%	3.27%
Efficiency (FTE)(a)	62.7%	61.3%	60.5%	63.0%	51.2%
Effective tax rate	19.1%	22.1%	19.9%	22.6%	22.0%

Credit Quality
Net losses charged-off	$118	$101	$130	$122	$113
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.43%	0.35%	0.44%	0.44%	0.41%
ALLL as a percent of portfolio loans and leases	2.25%	2.32%	2.34%	1.99%	1.10%
ACL as a percent of portfolio loans and leases(g)	2.41%	2.49%	2.50%	2.13%	1.23%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.79%	0.84%	0.65%	0.60%	0.62%

Average Balances
Loans and leases, including held for sale	$111,464	$114,613	$119,418	$112,180	$110,986
Securities and other short-term investments	70,954	66,091	56,806	39,033	38,326
Assets	203,930	202,533	198,387	171,871	169,327
Transaction deposits(b)	153,053	148,567	142,079	118,096	116,285
Core deposits(c)	156,326	152,278	146,500	123,177	121,792
Wholesale funding(d)	18,716	21,762	23,739	21,832	21,491
Bancorp shareholders' equity	23,126	22,952	22,421	21,713	21,304

Regulatory Capital Ratios(e)
CET1 capital(f)	10.34%	10.14%	9.72%	9.37%	9.75%
Tier I risk-based capital(f)	11.83%	11.64%	10.96%	10.56%	10.99%
Total risk-based capital(f)	15.08%	14.93%	14.24%	13.59%	13.84%
Tier I leverage	8.49%	8.37%	8.16%	9.37%	9.54%

Operations
Banking centers	1,134	1,122	1,122	1,123	1,149
ATMs	2,397	2,414	2,456	2,464	2,481
Full-time equivalent employees	19,872	20,283	20,340	20,182	19,869
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 26.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	December	September	December			December	December
	2020	2020	2019	Seq	Yr/Yr	2020	2019	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,028	$1,047	$1,252	(2%)	(18%)	$4,424	$5,051	(12%)
Interest on securities	278	274	299	1%	(7%)	1,119	1,162	(4%)
Interest on other short-term investments	9	8	8	13%	13%	29	41	(29%)
Total interest income	1,315	1,329	1,559	(1%)	(16%)	5,572	6,254	(11%)

Interest Expense
Interest on deposits	27	46	201	(41%)	(87%)	322	892	(64%)
Interest on federal funds purchased	—	—	5	NM	(100%)	2	29	(93%)
Interest on other short-term borrowings	1	5	5	(80%)	(80%)	14	28	(50%)
Interest on long-term debt	105	108	120	(3%)	(13%)	452	508	(11%)
Total interest expense	133	159	331	(16%)	(60%)	790	1,457	(46%)

Net Interest Income	1,182	1,170	1,228	1%	(4%)	4,782	4,797	—

Provision for (benefit from) credit losses	(13)	(15)	162	(13%)	NM	1,097	471	133%
Net Interest Income After Provision for Credit Losses	1,195	1,185	1,066	1%	12%	3,685	4,326	(15%)

Noninterest Income
Service charges on deposits	146	144	149	1%	(2%)	559	565	(1%)
Commercial banking revenue	141	125	127	13%	11%	528	460	15%
Mortgage banking net revenue	25	76	73	(67%)	(66%)	320	287	11%
Wealth and asset management revenue	133	132	129	1%	3%	520	487	7%
Card and processing revenue	92	92	95	-	(3%)	352	360	(2%)
Leasing business revenue	69	77	71	(10%)	(3%)	276	270	2%
Other noninterest income	168	26	382	546%	(56%)	211	1,064	(80%)
Securities gains, net	14	51	10	(73%)	40%	62	40	55%
Securities gains (losses), net - non-qualifying hedges on mortgage servicing rights	(1)	(1)	(1)	-	-	2	3	(33%)
Total noninterest income	787	722	1,035	9%	(24%)	2,830	3,536	(20%)

Noninterest Expense
Compensation and benefits	679	637	576	7%	18%	2,590	2,418	7%
Net occupancy expense	98	90	84	9%	17%	350	332	5%
Technology and communications	90	89	103	1%	(13%)	362	422	(14%)
Equipment expense	34	33	33	3%	3%	130	129	1%
Card and processing expense	31	29	33	7%	(6%)	121	130	(7%)
Leasing business expense	37	35	36	6%	3%	140	133	5%
Marketing expense	30	23	44	30%	(32%)	104	162	(36%)
Other noninterest expense	237	225	251	5%	(6%)	921	934	(1%)
Total noninterest expense	1,236	1,161	1,160	6%	7%	4,718	4,660	1%
Income Before Income Taxes	746	746	941	-	(21%)	1,797	3,202	(44%)
Applicable income tax expense	142	165	207	(14%)	(31%)	370	690	(46%)
Net Income	604	581	734	4%	(18%)	1,427	2,512	(43%)
Dividends on preferred stock	35	19	33	84%	6%	104	93	12%
Net Income Available to Common Shareholders	$569	$562	$701	1%	(19%)	$1,323	$2,419	(45%)

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2020	2020	2020	2020	2019
Interest Income
Interest and fees on loans and leases	$1,028	$1,047	$1,115	$1,235	$1,252
Interest on securities	278	274	283	283	299
Interest on other short-term investments	9	8	5	7	8
Total interest income	1,315	1,329	1,403	1,525	1,559

Interest Expense
Interest on deposits	27	46	83	166	201
Interest on federal funds purchased	—	—	—	2	5
Interest on other short-term borrowings	1	5	2	6	5
Interest on long-term debt	105	108	118	122	120
Total interest expense	133	159	203	296	331

Net Interest Income	1,182	1,170	1,200	1,229	1,228

(Benefit from) provision for credit losses	(13)	(15)	485	640	162
Net Interest Income After Provision for Credit Losses	1,195	1,185	715	589	1,066

Noninterest Income
Service charges on deposits	146	144	122	148	149
Commercial banking revenue	141	125	137	124	127
Mortgage banking net revenue	25	76	99	120	73
Wealth and asset management revenue	133	132	120	134	129
Card and processing revenue	92	92	82	86	95
Leasing business revenue	69	77	57	73	71
Other noninterest income	168	26	12	7	382
Securities gains (losses), net	14	51	21	(24)	10
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	(1)	(1)	—	3	(1)
Total noninterest income	787	722	650	671	1,035

Noninterest Expense
Compensation and benefits	679	637	627	647	576
Net occupancy expense	98	90	82	82	84
Technology and communications	90	89	90	93	103
Equipment expense	34	33	32	32	33
Card and processing expense	31	29	29	31	33
Leasing business expense	37	35	33	35	36
Marketing expense	30	23	20	31	44
Other noninterest expense	237	225	208	249	251
Total noninterest expense	1,236	1,161	1,121	1,200	1,160
Income Before Income Taxes	746	746	244	60	941
Applicable income tax expense	142	165	49	14	207
Net Income	604	581	195	46	734
Dividends on preferred stock	35	19	32	17	33
Net Income Available to Common Shareholders	$569	$562	$163	$29	$701

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	December	September	December
	2020	2020	2019	Seq	Yr/Yr
Assets
Cash and due from banks	$3,147	$2,996	$3,278	5%	(4%)
Other short-term investments	33,399	31,285	1,950	7%	1,613%
Available-for-sale debt and other securities(a)	37,513	37,425	36,028	—	4%
Held-to-maturity securities(b)	11	15	17	(27%)	(35%)
Trading debt securities	560	704	297	(20%)	89%
Equity securities	313	277	564	13%	(45%)
Loans and leases held for sale	4,563	2,323	1,400	96%	226%
Portfolio loans and leases:
Commercial and industrial loans	49,843	51,695	50,542	(4%)	(1%)
Commercial mortgage loans	10,602	10,878	10,963	(3%)	(3%)
Commercial construction loans	5,815	5,656	5,090	3%	14%
Commercial leases	2,915	3,021	3,363	(4%)	(13%)
Total commercial loans and leases	69,175	71,250	69,958	(3%)	(1%)
Residential mortgage loans	15,928	16,158	16,724	(1%)	(5%)
Home equity	5,183	5,455	6,083	(5%)	(15%)
Indirect secured consumer loans	13,653	12,925	11,538	6%	18%
Credit card	2,007	2,087	2,532	(4%)	(21%)
Other consumer loans	3,014	2,856	2,723	6%	11%
Total consumer loans	39,785	39,481	39,600	1%	—
Portfolio loans and leases	108,960	110,731	109,558	(2%)	(1%)
Allowance for loan and lease losses	(2,453)	(2,574)	(1,202)	(5%)	104%
Portfolio loans and leases, net	106,507	108,157	108,356	(2%)	(2%)
Bank premises and equipment	2,088	2,090	1,995	—	5%
Operating lease equipment	777	818	848	(5%)	(8%)
Goodwill	4,258	4,261	4,252	—	—
Intangible assets	139	157	201	(11%)	(31%)
Servicing rights	656	660	993	(1%)	(34%)
Other assets	10,749	10,828	9,190	(1%)	17%
Total Assets	$204,680	$201,996	$169,369	1%	21%

Liabilities
Deposits:
Demand	$57,711	$51,896	$35,968	11%	60%
Interest checking	47,270	49,566	40,409	(5%)	17%
Savings	18,258	17,221	14,248	6%	28%
Money market	30,650	31,192	27,277	(2%)	12%
Foreign office	143	160	221	(11%)	(35%)
Other time	3,023	3,337	5,237	(9%)	(42%)
Certificates $100,000 and over	2,026	3,311	3,702	(39%)	(45%)
Total deposits	159,081	156,683	127,062	2%	25%
Federal funds purchased	300	251	260	20%	15%
Other short-term borrowings	1,192	1,196	1,011	—	18%
Accrued taxes, interest and expenses	2,614	2,500	2,441	5%	7%
Other liabilities	3,409	3,292	2,422	4%	41%
Long-term debt	14,973	15,123	14,970	(1%)	—
Total Liabilities	181,569	179,045	148,166	1%	23%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	2,116	1,770	-	20%
Capital surplus	3,635	3,624	3,599	—	1%
Retained earnings	18,384	18,010	18,315	2%	—
Accumulated other comprehensive income	2,601	2,831	1,192	(8%)	118%
Treasury stock	(5,676)	(5,681)	(5,724)	—	(1%)
Total Equity	23,111	22,951	21,203	1%	9%
Total Liabilities and Equity	$204,680	$201,996	$169,369	1%	21%
(a) Amortized cost	$34,982	$34,693	$34,966	1%	—
(b) Market values	11	15	17	(27%)	(35%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	712,760	712,328	708,916	—	1%
Treasury	211,132	211,565	214,977	—	(2%)

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	December	September	June	March	December
	2020	2020	2020	2020	2019
Assets
Cash and due from banks	$3,147	$2,996	$3,221	$3,282	$3,278
Other short-term investments	33,399	31,285	28,243	6,319	1,950
Available-for-sale debt and other securities(a)	37,513	37,425	38,599	38,645	36,028
Held-to-maturity securities(b)	11	15	16	17	17
Trading debt securities	560	704	526	433	297
Equity securities	313	277	273	459	564
Loans and leases held for sale	4,563	2,323	912	1,630	1,400
Portfolio loans and leases:
Commercial and industrial loans	49,843	51,695	55,661	58,250	50,542
Commercial mortgage loans	10,602	10,878	11,233	11,160	10,963
Commercial construction loans	5,815	5,656	5,479	5,462	5,090
Commercial leases	2,915	3,021	3,061	3,123	3,363
Total commercial loans and leases	69,175	71,250	75,434	77,995	69,958
Residential mortgage loans	15,928	16,158	16,457	16,701	16,724
Home equity	5,183	5,455	5,681	5,963	6,083
Indirect secured consumer loans	13,653	12,925	12,395	12,050	11,538
Credit card	2,007	2,087	2,211	2,417	2,532
Other consumer loans	3,014	2,856	2,875	2,911	2,723
Total consumer loans	39,785	39,481	39,619	40,042	39,600
Portfolio loans and leases	108,960	110,731	115,053	118,037	109,558
Allowance for loan and lease losses	(2,453)	(2,574)	(2,696)	(2,348)	(1,202)
Portfolio loans and leases, net	106,507	108,157	112,357	115,689	108,356
Bank premises and equipment	2,088	2,090	2,053	2,009	1,995
Operating lease equipment	777	818	809	819	848
Goodwill	4,258	4,261	4,261	4,261	4,252
Intangible assets	139	157	171	184	201
Servicing rights	656	660	676	685	993
Other assets	10,749	10,828	10,789	10,959	9,190
Total Assets	$204,680	$201,996	$202,906	$185,391	$169,369

Liabilities
Deposits:
Demand	$57,711	$51,896	$49,359	$39,533	$35,968
Interest checking	47,270	49,566	51,586	44,520	40,409
Savings	18,258	17,221	16,896	15,557	14,248
Money market	30,650	31,192	30,881	27,775	27,277
Foreign office	143	160	191	177	221
Other time	3,023	3,337	3,913	4,683	5,237
Certificates $100,000 and over	2,026	3,311	4,120	2,816	3,702
Total deposits	159,081	156,683	156,946	135,061	127,062
Federal funds purchased	300	251	262	1,625	260
Other short-term borrowings	1,192	1,196	1,285	4,542	1,011
Accrued taxes, interest and expenses	2,614	2,500	2,582	2,432	2,441
Other liabilities	3,409	3,292	3,169	3,576	2,422
Long-term debt	14,973	15,123	16,327	16,282	14,970
Total Liabilities	181,569	179,045	180,571	163,518	148,166
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	2,116	1,770	1,770	1,770
Capital surplus	3,635	3,624	3,603	3,597	3,599
Retained earnings	18,384	18,010	17,643	17,677	18,315
Accumulated other comprehensive income	2,601	2,831	2,951	2,477	1,192
Treasury stock	(5,676)	(5,681)	(5,683)	(5,699)	(5,724)
Total Equity	23,111	22,951	22,335	21,873	21,203
Total Liabilities and Equity	$204,680	$201,996	$202,906	$185,391	$169,369
(a) Amortized cost	$34,982	$34,693	$35,780	$36,428	$34,966
(b) Market values	11	15	16	17	17
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	712,760	712,328	712,202	711,306	708,916
Treasury	211,132	211,565	211,690	212,586	214,977

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended		Year to Date
	December	December	December	December
	2020	2019	2020	2019
Total Equity, Beginning	$22,951	$21,404	$21,203	$16,250
Net income	604	734	1,427	2,512
Other comprehensive income, net of tax:
Change in unrealized gains (losses):
Available-for-sale debt securities	(153)	(346)	1,119	1,039
Qualifying cash flow hedges	(68)	(96)	296	262
Change in accumulated other comprehensive income related to employee benefit plans	(5)	(1)	(2)	3
Change in other	(4)	—	(4)	—
Comprehensive income	374	291	2,836	3,816
Cash dividends declared:
Common stock	(195)	(173)	(780)	(691)
Preferred stock	(35)	(33)	(104)	(93)
Issuance of preferred stock	—	—	346	439
Impact of stock transactions under stock compensation plans, net	16	13	82	72
Shares acquired for treasury	—	(300)	—	(1,763)
Impact of acquisition	—	—	—	3,159
Other	—	1	—	4
Impact of cumulative effect of change in accounting principles	—	—	(472)	10
Total Equity, Ending	$23,111	$21,203	$23,111	$21,203

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	For the Three Months Ended
$ in millions	December		September		December
(unaudited)	2020		2020		2019
	Average	Average	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$50,437	3.50%	$54,056	3.35%	$50,980	4.32%
Commercial mortgage loans(a)	10,731	3.17%	11,071	3.12%	10,832	4.48%
Commercial construction loans(a)	5,820	3.19%	5,534	3.18%	5,334	4.88%
Commercial leases(a)	2,932	3.33%	2,966	3.44%	3,384	3.30%
Total commercial loans and leases	69,920	3.42%	73,627	3.30%	70,530	4.34%
Residential mortgage loans	18,065	3.33%	17,814	3.48%	17,853	3.57%
Home equity	5,315	3.64%	5,581	3.59%	6,147	4.80%
Indirect secured consumer loans	13,272	3.70%	12,599	3.93%	11,281	4.16%
Credit card	2,042	11.75%	2,134	11.37%	2,496	12.37%
Other consumer loans	2,850	6.38%	2,858	6.46%	2,679	7.75%
Total consumer loans	41,544	4.11%	40,986	4.25%	40,456	4.74%
Total loans and leases	111,464	3.68%	114,613	3.64%	110,986	4.49%
Securities:
Taxable securities	35,506	3.10%	36,147	3.01%	36,255	3.27%
Tax exempt securities(a)	459	2.21%	153	2.99%	57	4.44%
Other short-term investments	34,989	0.10%	29,791	0.10%	2,014	1.65%
Total interest-earning assets	182,418	2.87%	180,704	2.93%	149,312	4.15%
Cash and due from banks	2,969		2,944		3,063
Other assets	21,116		21,583		18,096
Allowance for loan and lease losses	(2,573)		(2,698)		(1,144)
Total Assets	$203,930		$202,533		$169,327

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$47,664	0.08%	$49,800	0.10%	$38,628	0.88%
Savings deposits	17,658	0.03%	17,013	0.04%	14,274	0.14%
Money market deposits	31,205	0.06%	31,151	0.14%	27,429	0.89%
Foreign office deposits	161	0.07%	189	0.06%	244	0.95%
Other time deposits	3,273	0.58%	3,711	0.95%	5,507	1.75%
Total interest-bearing core deposits	99,961	0.08%	101,864	0.13%	86,082	0.82%
Certificates $100,000 and over	2,300	1.17%	3,633	1.26%	4,072	2.14%
Other deposits	—	—	—	—	252	1.75%
Federal funds purchased	307	0.18%	273	0.20%	1,174	1.74%
Other short-term borrowings	1,091	0.35%	1,626	1.28%	1,133	1.89%
Long-term debt	15,018	2.76%	16,230	2.62%	14,860	3.22%
Total interest-bearing liabilities	118,677	0.45%	123,626	0.51%	107,573	1.22%
Demand deposits	56,365		50,414		35,710
Other liabilities	5,762		5,541		4,740
Total Liabilities	180,804		179,581		148,023
Total Equity	23,126		22,952		21,304
Total Liabilities and Equity	$203,930		$202,533		$169,327
Ratios:
Net interest margin (FTE)(b)		2.58%		2.58%		3.27%
Net interest rate spread (FTE)(b)		2.42%		2.42%		2.93%
Interest-bearing liabilities to interest-earning assets		65.06%		68.41%		72.05%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 26.

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	Year to Date
$ in millions	December		December
(unaudited)	2020		2019
	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$53,814	3.63%	$50,168	4.61%
Commercial mortgage loans(a)	11,011	3.54%	9,905	4.81%
Commercial construction loans(a)	5,509	3.65%	5,174	5.37%
Commercial leases(a)	3,038	3.43%	3,578	3.31%
Total commercial loans and leases	73,372	3.61%	68,825	4.63%
Residential mortgage loans	17,828	3.49%	17,337	3.66%
Home equity	5,679	3.90%	6,286	5.16%
Indirect secured consumer loans	12,454	3.93%	10,345	4.08%
Credit card	2,230	11.64%	2,437	12.49%
Other consumer loans	2,848	6.76%	2,564	7.63%
Total consumer loans	41,039	4.35%	38,969	4.83%
Total loans and leases	114,411	3.88%	107,794	4.70%
Securities:
Taxable securities	36,109	3.08%	35,429	3.28%
Tax exempt securities(a)	233	2.61%	41	3.97%
Other short-term investments	21,935	0.13%	2,140	1.91%
Total interest-earning assets	172,688	3.23%	145,404	4.31%
Cash and due from banks	2,978		2,748
Other assets	20,933		16,903
Allowance for loan and lease losses	(2,369)		(1,119)
Total Assets	$194,230		$163,936

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$46,890	0.27%	$36,658	1.08%
Savings deposits	16,440	0.06%	14,041	0.16%
Money market deposits	29,879	0.29%	25,879	1.05%
Foreign office deposits	185	0.21%	209	0.63%
Other time deposits	4,118	1.14%	5,470	1.79%
Total interest-bearing core deposits	97,512	0.28%	82,257	0.96%
Certificates $100,000 and over	3,337	1.49%	4,504	2.14%
Other deposits	71	0.76%	265	2.27%
Federal funds purchased	385	0.58%	1,267	2.26%
Other short-term borrowings	1,709	0.81%	1,046	2.67%
Long-term debt	16,004	2.82%	15,369	3.30%
Total interest-bearing liabilities	119,018	0.66%	104,708	1.39%
Demand deposits	47,111		34,343
Other liabilities	5,546		4,897
Total Liabilities	171,675		143,948
Total Equity	22,555		19,988
Total Liabilities and Equity	$194,230		$163,936
Ratios:
Net interest margin (FTE)(b)		2.78%		3.31%
Net interest rate spread (FTE)(b)		2.57%		2.92%
Interest-bearing liabilities to interest-earning assets		68.92%		72.01%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 26.

Fifth Third Bancorp and Subsidiaries
Summary of Loans and Leases
$ in millions	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2020	2020	2020	2020	2019
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$50,387	$54,004	$59,040	$51,586	$50,938
Commercial mortgage loans	10,727	11,069	11,222	11,019	10,831
Commercial construction loans	5,820	5,534	5,548	5,132	5,334
Commercial leases	2,932	2,966	3,056	3,201	3,384
Total commercial loans and leases	69,866	73,573	78,866	70,938	70,487
Consumer loans:
Residential mortgage loans	16,016	16,618	16,561	16,732	16,697
Home equity	5,315	5,581	5,820	6,006	6,147
Indirect secured consumer loans	13,272	12,599	12,124	11,809	11,281
Credit card	2,042	2,134	2,248	2,498	2,496
Other consumer loans	2,851	2,857	2,887	2,796	2,679
Total consumer loans	39,496	39,789	39,640	39,841	39,300
Total average portfolio loans and leases	$109,362	$113,362	$118,506	$110,779	$109,787

Average Loans and Leases Held for Sale
Average commercial loans and leases held for sale	$54	$55	$68	$108	$43
Average consumer loans held for sale	2,048	1,196	844	1,293	1,156
Average loans and leases held for sale	$2,102	$1,251	$912	$1,401	$1,199

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$49,843	$51,695	$55,661	$58,250	$50,542
Commercial mortgage loans	10,602	10,878	11,233	11,160	10,963
Commercial construction loans	5,815	5,656	5,479	5,462	5,090
Commercial leases	2,915	3,021	3,061	3,123	3,363
Total commercial loans and leases	69,175	71,250	75,434	77,995	69,958
Consumer loans:
Residential mortgage loans	15,928	16,158	16,457	16,701	16,724
Home equity	5,183	5,455	5,681	5,963	6,083
Indirect secured consumer loans	13,653	12,925	12,395	12,050	11,538
Credit card	2,007	2,087	2,211	2,417	2,532
Other consumer loans	3,014	2,856	2,875	2,911	2,723
Total consumer loans	39,785	39,481	39,619	40,042	39,600
Total portfolio loans and leases	$108,960	$110,731	$115,053	$118,037	$109,558

End of Period Loans and Leases Held for Sale
Commercial loans and leases held for sale	$98	$59	$72	$65	$136
Consumer loans held for sale	4,465	2,264	840	1,565	1,264
Loans and leases held for sale	$4,563	$2,323	$912	$1,630	$1,400

Operating lease equipment	$777	$818	$809	$819	$848

Loans and Leases Serviced for Others(a)
Commercial and industrial loans	$979	$903	$967	$947	$922
Commercial mortgage loans	653	585	592	545	454
Commercial construction loans	601	623	536	462	397
Commercial leases	569	584	582	302	322
Residential mortgage loans	68,800	73,521	78,804	81,901	80,734
Other consumer loans	50	50	50	50	50
Total loans and leases serviced for others	71,652	76,266	81,531	84,207	82,879
Total loans and leases serviced	$185,952	$190,138	$198,305	$204,693	$194,685
(a) Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	December	September	June	March	December
	2020(a)	2020	2020	2020	2019
Regulatory Capital
CET1 capital	$14,679	$14,307	$13,935	$13,840	$13,847
Additional tier I capital	2,116	2,115	1,769	1,769	1,769
Tier I capital	16,795	16,422	15,704	15,609	15,616
Tier II capital	4,614	4,645	4,703	4,472	4,045
Total regulatory capital	$21,409	$21,067	$20,407	$20,081	$19,661
Risk-weighted assets(b)	$141,991	$141,083	$143,322	$147,756	$142,065

Ratios
Average total Bancorp shareholders' equity as a percent of average assets	11.34%	11.33%	11.30%	12.63%	12.58%

Regulatory Capital Ratios
Fifth Third Bancorp
CET1 capital(b)	10.34%	10.14%	9.72%	9.37%	9.75%
Tier I risk-based capital(b)	11.83%	11.64%	10.96%	10.56%	10.99%
Total risk-based capital(b)	15.08%	14.93%	14.24%	13.59%	13.84%
Tier I leverage	8.49%	8.37%	8.16%	9.37%	9.54%

Fifth Third Bank
Tier I risk-based capital(b)	12.27%	12.25%	11.76%	11.36%	11.86%
Total risk-based capital(b)	14.17%	14.14%	13.65%	13.17%	13.46%
Tier I leverage	8.85%	8.85%	8.80%	10.16%	10.36%
(a)Current period regulatory capital data and ratios are estimated.
(b)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.

Fifth Third Bancorp and Subsidiaries
Summary of Credit Loss Experience
$ in millions	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2020	2020	2020	2020	2019
Average portfolio loans and leases:
Commercial and industrial loans	$50,387	$54,004	$59,040	$51,586	$50,938
Commercial mortgage loans	10,727	11,069	11,222	11,019	10,831
Commercial construction loans	5,820	5,534	5,548	5,132	5,334
Commercial leases	2,932	2,966	3,056	3,201	3,384
Total commercial loans and leases	69,866	73,573	78,866	70,938	70,487
Residential mortgage loans	16,016	16,618	16,561	16,732	16,697
Home equity	5,315	5,581	5,820	6,006	6,147
Indirect secured consumer loans	13,272	12,599	12,124	11,809	11,281
Credit card	2,042	2,134	2,248	2,498	2,496
Other consumer loans	2,851	2,857	2,887	2,796	2,679
Total consumer loans	39,496	39,789	39,640	39,841	39,300
Total average portfolio loans and leases	$109,362	$113,362	$118,506	$110,779	$109,787

Losses charged-off:
Commercial and industrial loans	($44)	($45)	($68)	($54)	($40)
Commercial mortgage loans	(31)	(11)	(2)	(2)	—
Commercial leases	—	(10)	(11)	(5)	—
Total commercial loans and leases	(75)	(66)	(81)	(61)	(40)
Residential mortgage loans	(4)	(1)	(2)	(2)	(4)
Home equity	(3)	(4)	(3)	(5)	(12)
Indirect secured consumer loans	(19)	(11)	(15)	(21)	(24)
Credit card	(31)	(34)	(40)	(42)	(40)
Other consumer loans	(22)	(19)	(22)	(28)	(32)
Total consumer loans	(79)	(69)	(82)	(98)	(112)
Total losses charged-off	($154)	($135)	($163)	($159)	($152)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$3	$3	$3	$4	$4
Commercial mortgage loans	1	—	—	—	—
Commercial leases	1	2	—	—	—
Total commercial loans and leases	5	5	3	4	4
Residential mortgage loans	2	2	1	1	1
Home equity	3	3	2	2	3
Indirect secured consumer loans	10	8	8	9	8
Credit card	6	5	6	6	7
Other consumer loans	10	11	13	15	16
Total consumer loans	31	29	30	33	35
Total recoveries of losses previously charged-off	$36	$34	$33	$37	$39

Net losses charged-off:
Commercial and industrial loans	($41)	($42)	($65)	($50)	($36)
Commercial mortgage loans	(30)	(11)	(2)	(2)	—
Commercial leases	1	(8)	(11)	(5)	—
Total commercial loans and leases	(70)	(61)	(78)	(57)	(36)
Residential mortgage loans	(2)	1	(1)	(1)	(3)
Home equity	—	(1)	(1)	(3)	(9)
Indirect secured consumer loans	(9)	(3)	(7)	(12)	(16)
Credit card	(25)	(29)	(34)	(36)	(33)
Other consumer loans	(12)	(8)	(9)	(13)	(16)
Total consumer loans	(48)	(40)	(52)	(65)	(77)
Total net losses charged-off	($118)	($101)	($130)	($122)	($113)

Net losses charged-off as a percent of average portfolio loans and leases (annualized):
Commercial and industrial loans	0.33%	0.31%	0.45%	0.39%	0.28%
Commercial mortgage loans	1.13%	0.39%	0.07%	0.06%	(0.02%)
Commercial leases	(0.15%)	1.09%	1.47%	0.60%	0.06%
Total commercial loans and leases	0.40%	0.33%	0.40%	0.32%	0.20%
Residential mortgage loans	0.04%	(0.02%)	0.02%	0.02%	0.07%
Home equity	—	0.07%	0.07%	0.17%	0.59%
Indirect secured consumer loans	0.28%	0.11%	0.24%	0.43%	0.56%
Credit card	4.95%	5.44%	6.17%	5.87%	5.21%
Other consumer loans	1.50%	1.05%	1.17%	1.87%	2.51%
Total consumer loans	0.47%	0.40%	0.52%	0.66%	0.78%
Total net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.43%	0.35%	0.44%	0.44%	0.41%

Fifth Third Bancorp and Subsidiaries
Asset Quality
$ in millions	For the Three Months Ended
(unaudited)	December		September		June	March	December
	2020		2020		2020	2020	2019
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,574		$2,696		$2,348	$1,202	$1,143
Impact of CECL adoption	—		—		—	643	—
Total net losses charged-off	(118)		(101)		(130)	(122)	(113)
(Benefit from) provision for loan and lease losses	(3)		(21)		478	625	172
Allowance for loan and lease losses, ending	$2,453		$2,574		$2,696	$2,348	$1,202

Reserve for unfunded commitments, beginning	$182		$176		$169	$144	$154
Impact of CECL adoption	—		—		—	10	—
(Benefit from) provision for the reserve for unfunded commitments	(10)		6		7	15	(10)
Reserve for unfunded commitments, ending	$172		$182		$176	$169	$144

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,453		$2,574		$2,696	$2,348	$1,202
Reserve for unfunded commitments	172		182		176	169	144
Total allowance for credit losses	$2,625		$2,756		$2,872	$2,517	$1,346

	As of
	December		September		June	March	December
	2020		2020		2020	2020	2019
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$230		$266		$94	$100	$118
Commercial mortgage loans	82		99		89	83	21
Commercial construction loans	—		—		—	1	1
Commercial leases	7		16		22	18	26
Residential mortgage loans	25		30		14	12	13
Home equity	52		50		52	54	54
Indirect secured consumer loans	9		8		5	1	1
Other consumer loans	2		3		2	2	2
Total nonaccrual portfolio loans and leases (excludes restructured loans)	407		472		278	271	236
Nonaccrual restructured portfolio commercial loans and leases	319		307		282	243	231
Nonaccrual restructured portfolio consumer loans and leases(c)	108	(d)	112	(d)	140	133	151
Total nonaccrual portfolio loans and leases	834		891		700	647	618
Repossessed property	9		7		4	10	10
OREO	21		33		43	52	52
Total nonperforming portfolio loans and leases and OREO	864		931		747	709	680
Nonaccrual loans held for sale	5		10		1	—	—
Nonaccrual restructured loans held for sale	1		1		1	1	7
Total nonperforming assets	$870		$942		$749	$710	$687

Restructured portfolio consumer loans and leases (accrual)	$796	(e)	$818	(e)	$963	$976	$965
Restructured portfolio commercial loans and leases (accrual)	$92		$123		$119	$63	$23

Loans and leases 90 days past due (accrual):
Commercial and industrial loans	$39		$4		$10	$13	$11
Commercial mortgage loans	8		26		23	20	15
Commercial leases	1		2		—	10	—
Total commercial loans and leases	48		32		33	43	26
Residential mortgage loans(c)	70		67		54	54	50
Home equity	2		2		—	—	1
Indirect secured consumer loans	10		10		12	11	10
Credit card	31		27		36	42	42
Other consumer loans	2		1		1	1	1
Total consumer loans	115		107		103	108	104
Total loans and leases 90 days past due (accrual)(b)	$163		$139		$136	$151	$130
Ratios
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.43%		0.35%		0.44%	0.44%	0.41%
Allowance for credit losses:
As a percent of portfolio loans and leases	2.41%		2.49%		2.50%	2.13%	1.23%
As a percent of nonperforming portfolio loans and leases(a)	315%		309%		410%	389%	218%
As a percent of nonperforming portfolio assets(a)	304%		296%		385%	355%	198%
Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO(a)	0.77%		0.80%		0.61%	0.55%	0.56%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.79%		0.84%		0.65%	0.60%	0.62%
Nonperforming assets as a percent of total loans and leases, OREO, and repossessed property	0.77%		0.83%		0.65%	0.59%	0.62%
(a) Excludes nonaccrual loans held for sale.
(b) Excludes loans held for sale.
(c) Excludes government guaranteed residential mortgage loans.
(d) Excludes approximately $3 and $12 of residential mortgage loans that were modified prior to repurchase for the three months ended December 31, 2020 and September 30, 2020, respectively.
(e) Excludes approximately $142 and $125 of residential mortgage loans that were modified prior to repurchase for the three months ended December 31, 2020 and September 30, 2020, respectively.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income,” “adjusted net interest margin,” “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” "noninterest income as a percent of total revenue", and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, noninterest income as a percent of total revenue, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	December	September	June	March	December
		2020	2020	2020	2020	2019
	Net interest income	$1,182	$1,170	$1,200	$1,229	$1,228
	Add: Taxable equivalent adjustment	3	3	3	4	4
	Net interest income (FTE) (a)	1,185	1,173	1,203	1,233	1,232

	Net interest income (annualized) (b)	4,702	4,655	4,826	4,943	4,872
	Net interest income (FTE) (annualized) (c)	4,714	4,667	4,838	4,959	4,888

	Interest income	1,315	1,329	1,403	1,525	1,559
	Add: Taxable equivalent adjustment	3	3	3	4	4
	Interest income (FTE)	1,318	1,332	1,406	1,529	1,563
	Interest income (FTE) (annualized) (d)	5,243	5,299	5,655	6,150	6,201

	Interest expense (annualized) (e)	529	633	816	1,191	1,313
	Average interest-earning assets (f)	182,418	180,704	176,224	151,213	149,312
	Average interest-bearing liabilities (g)	118,677	123,626	124,478	109,244	107,573

	Net interest margin (b) / (f)	2.58%	2.58%	2.74%	3.27%	3.26%
	Net interest margin (FTE) (c) / (f)	2.58%	2.58%	2.75%	3.28%	3.27%
	Net interest rate spread (FTE) (d) / (f) - (e) / (g)	2.42%	2.42%	2.55%	2.98%	2.93%

	Income before income taxes	$746	$746	$244	$60	$941
	Add: Taxable equivalent adjustment	3	3	3	4	4
	Income before income taxes (FTE)	$749	$749	$247	$64	$945

	Net income available to common shareholders	$569	$562	$163	$29	$701
	Add: Intangible amortization, net of tax	9	9	9	10	11
	Tangible net income available to common shareholders (h)	578	571	172	39	712
	Tangible net income available to common shareholders (annualized) (i)	2,299	2,272	692	157	2,825

	Average Bancorp shareholders' equity	23,126	22,952	22,421	21,713	21,304
Less:	Average preferred stock	(2,116)	(2,007)	(1,770)	(1,770)	(1,770)
	Average goodwill	(4,261)	(4,261)	(4,261)	(4,251)	(4,260)
	Average intangible assets	(151)	(164)	(178)	(193)	(194)
	Average tangible common equity, including AOCI (j)	16,598	16,520	16,212	15,499	15,080
Less:	Average AOCI	(2,623)	(2,919)	(2,702)	(1,825)	(1,416)
	Average tangible common equity, excluding AOCI (k)	13,975	13,601	13,510	13,674	13,664

	Total Bancorp shareholders' equity	23,111	22,951	22,335	21,873	21,203
Less:	Preferred stock	(2,116)	(2,116)	(1,770)	(1,770)	(1,770)
	Goodwill	(4,258)	(4,261)	(4,261)	(4,261)	(4,252)
	Intangible assets	(139)	(157)	(171)	(184)	(201)
	Tangible common equity, including AOCI (l)	16,598	16,417	16,133	15,658	14,980
Less:	AOCI	(2,601)	(2,831)	(2,951)	(2,477)	(1,192)
	Tangible common equity, excluding AOCI (m)	13,997	13,586	13,182	13,181	13,788
Add:	Preferred stock	2,116	2,116	1,770	1,770	1,770
	Tangible equity (n)	16,113	15,702	14,952	14,951	15,558

	Total assets	204,680	201,996	202,906	185,391	169,369
Less:	Goodwill	(4,258)	(4,261)	(4,261)	(4,261)	(4,252)
	Intangible assets	(139)	(157)	(171)	(184)	(201)
	Tangible assets, including AOCI (o)	200,283	197,578	198,474	180,946	164,916
Less:	AOCI, before tax	(3,292)	(3,584)	(3,735)	(3,135)	(1,509)
	Tangible assets, excluding AOCI (p)	$196,991	$193,994	$194,739	$177,811	$163,407

	Common shares outstanding (q)	713	712	712	711	709

	Tangible equity (n) / (p)	8.18%	8.09%	7.68%	8.41%	9.52%
	Tangible common equity (excluding AOCI) (m) / (p)	7.11%	6.99%	6.77%	7.41%	8.44%
	Tangible common equity (including AOCI) (l) / (o)	8.29%	8.31%	8.13%	8.65%	9.08%
	Tangible book value per share (l) / (q)	$23.28	$23.06	$22.66	$22.02	$21.13

Fifth Third Bancorp and Subsidiaries
Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	December	September	December
	2020	2020	2019
Net income (r)	$604	$581	$734
Net income (annualized) (s)	2,403	2,311	2,912

Adjustments (pre-tax items)(a)
Valuation of Visa total return swap	30	22	44
Net business acquisition, disposition, and merger-related charges	27	-	9
Fifth Third Foundation contribution	25	-	20
Branch and non-branch real estate charges	21	19	-
COVID-19-related expenses(b)	5	5	-
Restructuring severance expense	-	19	-
Provision impact from conversion to a national charter	-	-	9
Gain recognized from Worldpay TRA transaction	-	-	(345)
Adjustments, after-tax (t)(a)	83	51	(202)

Adjustments (tax related items)
One-time state tax adjustments	(13)	-	-
Adjustments (tax related items) (u)	(13)

Noninterest income (v)	787	722	1,035
Valuation of Visa total return swap	30	22	44
Net business disposition charges	11	-	-
Branch and non-branch real estate charges	-	10	-
Gain recognized from Worldpay TRA transaction	-	-	(345)
Adjusted noninterest income (w)	828	754	734

Noninterest expense (x)	1,236	1,161	1,160
Fifth Third Foundation contribution	(25)	-	(20)
Branch and non-branch real estate charges	(21)	(9)	-
Business acquisition and merger-related charges	(16)	-	(9)
COVID-19-related expenses(b)	(5)	(5)	-
Restructuring severance expense	-	(19)	-
Adjusted noninterest expense (y)	1,169	1,128	1,131

Adjusted net income (r) + (t) + (u)	674	632	532
Adjusted net income (annualized) (z)	2,681	2,514	2,111

Adjusted tangible net income available to common shareholders (h) + (t) + (u)	648	622	510
Adjusted tangible net income available to common shareholders (annualized) (aa)	2,578	2,474	2,023

Average assets (ab)	$203,930	$202,533	$169,327

Return on average tangible common equity (i) / (j)	13.9%	13.8%	18.7%
Return on average tangible common equity excluding AOCI (i) / (k)	16.5%	16.7%	20.7%
Adjusted return on average tangible common equity, including AOCI (aa) / (j)	15.5%	15.0%	13.4%
Adjusted return on average tangible common equity, excluding AOCI (aa) / (k)	18.4%	18.2%	14.8%

Return on average assets (s) / (ab)	1.18%	1.14%	1.72%
Adjusted return on average assets (z) / (ab)	1.31%	1.24%	1.25%
Efficiency ratio (x) / [(a) + (v)]	62.7%	61.3%	51.2%
Adjusted efficiency ratio (y) / [(a) + (w)]	58.1%	58.5%	57.5%
Total revenue (FTE) (a) + (v)	$1,972	$1,895	$2,267
Pre-provision net revenue (PPNR) (a) + (v) - (x)	$736	$734	$1,107
Adjusted pre-provision net revenue (PPNR) (a) + (w) - (y)	$844	$799	$835
(a) Assumes a 23% tax rate, (b) COVID-19 related expenses include incremental costs incurred for enhanced cleaning measures, personal protective equipment, and other supplies in response to the COVID-19 pandemic

Fifth Third Bancorp and Subsidiaries
Segment Presentation
$ in millions
(unaudited)

For the three months ended December 31, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$397	$293	$102	$23	$370	$1,185
Benefit from (provision for) credit losses	(212)	(49)	(9)	(2)	285	13
Net interest income after benefit from (provision for) credit losses	185	244	93	21	655	1,198
Noninterest income	404	196	22	136	29	787
Noninterest expense	(427)	(471)	(135)	(131)	(72)	(1,236)
Income before income taxes	162	(31)	(20)	26	612	749
Applicable income tax (expense) benefit(a)	(24)	6	4	(5)	(126)	(145)
Net income	$138	$(25)	$(16)	$21	$486	$604

For the three months ended September 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$435	$355	$98	$28	$257	$1,173
Benefit from (provision for) credit losses	(337)	(68)	(2)	—	422	15
Net interest income after benefit from (provision for) credit losses	98	287	96	28	679	1,188
Noninterest income	318	192	73	132	7	722
Noninterest expense	(411)	(460)	(137)	(133)	(20)	(1,161)
Income before income taxes	5	19	32	27	666	749
Applicable income tax (expense) benefit(a)	7	(4)	(7)	(6)	(158)	(168)
Net income	$12	$15	$25	$21	$508	$581

For the three months ended June 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$573	$513	$92	$51	$(26)	$1,203
(Provision for) benefit from credit losses	(457)	(52)	(10)	1	33	(485)
Net interest income after (provision for) benefit from credit losses	116	461	82	52	7	718
Noninterest income	294	167	98	121	(30)	650
Noninterest expense	(405)	(454)	(120)	(122)	(20)	(1,121)
Income (loss) before income taxes	5	174	60	51	(43)	247
Applicable income tax (expense) benefit(a)	7	(36)	(12)	(11)	—	(52)
Net income (loss)	$12	$138	$48	$40	$(43)	$195

For the three months ended March 31, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$511	$505	$89	$37	$91	$1,233
Provision for credit losses	(45)	(62)	(13)	(1)	(519)	(640)
Net interest income after provision for credit losses	466	443	76	36	(428)	593
Noninterest income	287	198	124	135	(73)	671
Noninterest expense	(480)	(488)	(122)	(143)	33	(1,200)
Income (loss) before income taxes	273	153	78	28	(468)	64
Applicable income tax (expense) benefit(a)	(49)	(32)	(17)	(6)	86	(18)
Net income (loss)	$224	$121	$61	$22	$(382)	$46

For the three months ended December 31, 2019	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$603	$569	$91	$41	$(72)	$1,232
Provision for credit losses	(83)	(60)	(15)	—	(4)	(162)
Net interest income after provision for credit losses	520	509	76	41	(76)	1,070
Noninterest income	324	214	74	129	294	1,035
Noninterest expense	(422)	(485)	(123)	(131)	1	(1,160)
Income before income taxes	422	238	27	39	219	945
Applicable income tax expense(a)	(81)	(50)	(6)	(8)	(66)	(211)
Net income	$341	$188	$21	$31	$153	$734
(a) Includes taxable equivalent adjustments of $3 million, $3 million, $3 million, $4 million and $4 million for the three months ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.

(b) Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through full-service banking centers.
(c) Consumer Lending includes the Bancorp's residential mortgage, home equity, automobile and other indirect lending activities.